Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Columbia Liberty Fund Class A, B and C Shares Prospectus and the Class Z Shares Prospectus and in the introduction and under the caption "Independent Registered Public Accounting Firm of the Funds" in the combined Statement of Additional Information in Post-Effective Amendment Number 139 to the Registration Statement (Form N-1A, No. 2-15184) of Columbia Funds Trust III and to the incorporation by reference of our report dated November 14, 2003 on Columbia Liberty Fund included in the Annual Report to Shareholders for the fiscal year ended September 30, 2003.



ERNST & YOUNG LLP

/s/ERNST & YOUNG LLP

Boston, Massachusetts
January 24, 2005